Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President & CFO

(413)594-6692

Chicopee Bancorp, Inc. Reports Second Quarter Results

July 20, 2007. Chicopee Bancorp, Inc. (the “Company”) (CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three and six months ended June 30, 2007. The Company’s net income for the three months ended June 30, 2007 was $590,000 compared to $389,000 for the same period in 2006. For the six months ended June 30, 2007, net income increased $417,000 from $727,000 for the six months ended June 30, 2006 to $1.1 million with earnings per share of $0.17.

The Company’s assets increased by $19.0 million, or 4.2%, from $450.0 million at December 31, 2006 to $469.1 million at June 30, 2007, primarily as a result of an increase in loans of $7.3 million as well as an increase in federal funds sold of $6.8 million. Net loans increased to $376.3 million at June 30, 2007 from $369.0 million at December 31, 2006, with the one-to-four family real estate loans increasing $2.9 million, or 2.03%, construction loans increasing $2.4 million, or 5.83% and consumer loans increasing $1.7 million, or 6.77%. The increase in federal funds sold was primarily due to an increase in deposits of $17.2 million offset by the loan growth.

Financial highlights include:

•

The investment portfolio decreased by $1.3 million, or 2.9%, to $44.0 million as of June 30, 2007 compared to $45.3 million at December 31, 2006, primarily due to maturities of held-to-maturity securities.

•

Total deposits were $328.7 million at June 30, 2007 compared to $311.6 million at December 31, 2006, an increase of $17.2 million or 5.5%. During the period certificates of deposit increased by $10.4 million, or 5.4%, money market deposits increased by $4.3 million, or 12.5%, savings accounts increased by $1.9 million, or 4.6%, and demand deposits increased by $1.7 million, or 5.9%, offset slightly by a decrease in NOW accounts of $1.1 million, or 6.5%. The growth in deposits was a result of aggressive deposit pricing.

•

The allowance for loan losses at June 30, 2007 was $3.1 million, or 0.82% of total loans, compared to $2.9 million, or 0.78% of total loans as of December 31, 2006. Nonperforming loans at June 30, 2007 were $510,000, or 0.13% of total loans, decreasing $1.2 million from $1.7 million, or 0.46% of total loans as of December 31, 2006.

•

The provision for loan losses remained relatively stable at $113,000 in the three months ended June 30, 2007 compared to $110,000 for the same period in 2006. For the six months ended June 30, 2007, the provision for loan losses decreased slightly to $214,000 from $260,000 for the six month ended June 30, 2006.

•

During the quarter ended June 30, 2007, the net interest margin decreased to 3.42%, as compared to 3.46% for the second quarter of 2006. The decrease of 4 basis points was primarily due to an increase in the cost of funds. For the six months ended June 30, 2007, net interest margin was 3.40% compared to 3.45% for the six months ended June 30, 2006.

•

Non-interest income was $795,000 for the quarter ended June 30, 2007 compared to $446,000 for the quarter ended June 30, 2006. The increase during the period was primarily attributable to the gain of $293,000 from the sale of available-for-sale securities partially offset by a decrease in loan sales and servicing income of $44,000 as the Company did not sell loans in the second quarter of 2007. For the six months ended June 30, 2007, non-interest income was $1.5 million, an increase of $602,000 or 65.7%, compared to $916,000 for the same period in 2006. The increase for the first six months of 2007 was primarily due to an increase of $151,000 in service charges, fees and commissions and an increase of $570,000 in gain on sales of available-for-sale securities. The increase was partially offset by a decrease in loan sales and servicing since the Company did not sell loans in the first half of 2007.

•

Non-interest expense for the three and six months ended June 30, 2007 was $3.5 million and $6.8 million compared to $3.0 million and $5.9 million, respectively, for the same periods in 2006. The increases in non-interest expense for the three and six months ended June 30, 2007 are primarily due to increases in salaries and employee benefit expense of $347,000 and $566,000, respectively, additional staffing needs to support the requirements of a public company and increased benefit costs associated with the Bank’s ESOP.

•	Total stockholders’ equity at June 30 2007 was $109.7 million, an increase of $1.3 million, or 1.2% over December 31, 2006, resulting mainly from net income for the period.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its six branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash and due from banks	$13,392	$8,816
Short-term investments	3,057	1,132
Federal funds sold	8,395	1,580

Total cash and cash equivalents	24,844	11,528

Securities available-for-sale, at fair value	8,198	7,861
Securities held-to-maturity, at cost (fair value $35,368 and $37,099 at June 30, 2007 and December 31, 2006, respectively)	35,777	37,411
Federal Home Loan Bank stock, at cost	1,583	1,574
Loans, net of allowance for loan losses ($3,079 at June 30, 2007 and $2,908 at December 31, 2006)	376,269	368,968
Cash surrender value of life insurance	11,438	11,200
Premises and equipment, net	6,779	7,003
Accrued interest and dividend receivable	1,852	1,901
Deferred income tax asset	1,586	1,538
Other assets	760	1,061

Total assets	$469,086	$450,045

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$30,816	$29,088
Interest-bearing	297,918	282,483

Total deposits	328,734	311,571

Securities sold under agreements to repurchase	14,710	12,712
Advances from Federal Home Loan Bank	14,104	15,256
Mortgagors’ escrow accounts	980	997
Accrued expenses and other liabilities	827	1,063

Total liabilities	359,355	341,599

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued and outstanding at June 30, 2007 and December 31, 2006)	72,479	72,479
Additional paid-in-capital	225	144
Unearned compensation (Employee Stock Ownership Plan)	(5,505)	(5,654)
Retained earnings	41,961	40,817
Accumulated other comprehensive income	571	660

Total stockholders’ equity	109,731	108,446

Total liabilities and stockholders’ equity	$469,086	$450,045

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$5,889	$4,879	$11,616	$9,576
Interest and dividends on securities	515	385	975	745
Other interest-earning assets	219	152	407	243

Total interest and dividend income	6,623	5,416	12,998	10,564

Interest expense:
Deposits	2,724	1,804	5,352	3,466
Securities sold under agreements to repurchase	77	48	149	110
Other borrowed funds	145	354	292	712

Total interest expense	2,946	2,206	5,793	4,288

Net interest income	3,677	3,210	7,205	6,276
Provision for loan losses	113	110	214	260

Net interest income, after provision for loan losses	3,564	3,100	6,991	6,016

Non-interest income:
Service charges, fees and commissions	503	391	932	781
Loan sales and servicing	—	44	(2)	117
Net gain on sales of securities available-for-sale	293	11	588	18

Total non-interest income	796	446	1,518	916

Non-interest expenses:
Salaries and employee benefits	1,975	1,628	3,794	3,228
Occupancy expenses	260	262	551	541
Furniture and equipment	237	223	466	441
Data processing	181	163	364	343
Stationery, supplies and postage	86	85	179	161
Other non-interest expense	723	628	1,398	1,171

Total non-interest expenses	3,462	2,989	6,752	5,885

Income before income taxes	898	557	1,757	1,047
Income tax expense	308	168	613	320

Net income	$590	$389	$1,144	$727

Earnings per share:
Basic	$0.09	NA	$0.17	NA
Diluted	$0.09	NA	$0.17	NA
Weighted average shares outstanding since initial public offering:
Basic	6,881,194	NA	6,881,194	NA
Diluted	6,881,194	NA	6,881,194	NA
NA- Not Applicable

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Performance Ratios:

Return of Average Assets	0.51%	0.39%	0.51%	0.37%
Return of Average Equity	2.16%	3.54%	2.11%	3.34%
Interest Rate Spread	2.49%	3.01%	2.50%	3.09%
Net Interest Margin	3.42%	3.46%	3.40%	3.45%
Non-Interest Expense to Average Assets	3.02%	2.99%	2.98%	3.01%
Efficiency Ratio	77.39%	81.76%	77.40%	81.83%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.05%	118.86%	141.57%	115.06%
Average Equity to Average Assets	23.81%	11.00%	23.94%	11.13%

		At June 30,	At December 31,	At June 30,
		2007	2006	2006
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans		0.82%	0.78%	0.85%
Allowance for loan losses as a percent of total nonperforming loans		603.73%	169.96%	881.19%
Net charge-offs to average outstanding loans during the period		0.02%	0.04%	0.03%
Nonperforming loans as a percent of total loans		0.14%	0.46%	0.10%

Other Data:

Number of Offices		7	7	7